Exhibit 99.2

AMENDMENT TO THE BY-LAWS OF

KULICKE & SOFFA INDUSTRIES, INC.

Pursuant to the resolution adopted by the Board of Directors on November 29, 2005, Article VII, Section 3 of the By-Laws of the Corporation is amended and restated in its entirety as follows:

3. Fiscal Year.     Effective with the fiscal quarter which begins on October 1, 2005, the Company’s fiscal year shall consist of 52 or 53 weeks and shall end on the Saturday closest to September 30 of each year. Each of the first three fiscal quarters in each fiscal year shall end on the Saturday that is 13 weeks after the end of the immediately preceding fiscal quarter. The fourth fiscal quarter in each fiscal year shall end on the Saturday closest to September 30.